                                                                   EXHIBIT(h)(v)


                              AMENDED AND RESTATED
                          SUB-ADMINISTRATION AGREEMENT


This Amended and Restated Sub-Administration Agreement is entered into as December 29, 2002 by and between PFPC INC., a Massachusetts corporation ("PFPC"), and UNDISCOVERED MANAGERS, LLC, a limited liability company organized under the laws of Delaware (the "Administrator").

                                   BACKGROUND

A. The Administrator provides administration services to Undiscovered Managers Funds (the "Fund"), an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

B. The Administrator and PFPC (formerly known as First Data Investor Services Group, Inc.) were parties to a Sub-Administration Agreement dated as of December 29, 1997, which has terminated as of the date of this Agreement (the "Superceded Agreement").

C. The Administrator desires to continue to retain PFPC to render certain administrative services with respect to each investment portfolio listed in Exhibit A hereto, as the same may be amended from time to time by the parties hereto (collectively, the "Portfolios"), and PFPC is willing to continue to render such services.

                                      TERMS

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.       DEFINITIONS AS USED IN THIS AGREEMENT.

         1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

                  (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of the Fund as the same may be amended from time to time.

                  (b) "Authorized Person" shall include those persons listed on the Authorized Persons Appendix to this Agreement.

                  (c) "Board Members" shall mean the Directors or Trustees of the governing body of the Fund, as the case may be.

                  (d) "Board of Directors" shall mean the Board of Directors or Board of Trustees of the Fund, as the case may be.

                  (e) "Commission" shall mean the Securities and Exchange Commission.

                  (f) "Custodian" refers to any custodian or subcustodian of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custody Agreement.

                  (g) "1933 Act" shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as amended from time to time.

                  (h) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

                  (i) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by PFPC from a person reasonably believed by PFPC to be an Authorized Person.

                  (j) "Portfolio" shall mean each separate series of shares offered by the Fund representing interests in a separate portfolio of securities and other assets.

                  (k) "Prospectus" shall mean the most recently dated Fund Prospectus and Statement of Additional Information, including any supplements thereto if any, which has become effective under the 1933 Act and the 1940 Act.

                  (l) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of each respective Portfolio of the Fund as may be issued from time to time.

                  (m) "Shareholder" shall mean a record owner of Shares of each respective Portfolio of the Fund.

                  (n) "Written Instructions" shall mean a written communication signed by a person reasonably believed by PFPC to be an Authorized Person and actually received by PFPC. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process. E-mails sent by an Authorized Person and received and opened by PFPC shall also be considered Written Instructions under this Agreement.

2.       APPOINTMENT.

         The Administrator hereby appoints PFPC to act as Sub-Administrator of the Fund on the terms set forth in this Agreement. PFPC accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

3.       DUTIES OF PFPC.

         3.1 PFPC shall be responsible for the following: performing the customary services of an administrator, including treasury and blue sky services, and fund accounting agent for the Fund, including without limitation the services more fully described in the written schedule of Duties of PFPC annexed hereto as Exhibit B and incorporated herein, and subject to the supervision and direction of the Administrator.

         3.2 In performing its duties under this Agreement, PFPC: (a) will act in accordance with the Articles of Incorporation, By-Laws and Prospectuses of the Fund and with the Oral Instructions and Written Instructions received from authorized persons and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations; and (b) will consult with legal counsel to the Fund, as necessary and appropriate. Furthermore, PFPC shall not have or be required to have any authority to supervise (other than as set forth in Exhibit B, Duties of PFPC) the investment or reinvestment of the securities or other properties which comprise the assets of the Fund or any of its Portfolios and shall not provide any investment advisory services to the Fund or any of its Portfolios.

         3.3 PFPC agrees to provide the services set forth herein in accordance with the Performance Standards annexed hereto as Exhibit E and incorporated herein (the "Performance Standards"). Such Performance Standards may be amended from time to time by the parties.

         3.4 In addition to the duties set forth herein, PFPC shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Administrator and PFPC.

4.       RECORDKEEPING AND OTHER INFORMATION.

         4.1 PFPC shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Exhibit B in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained by PFPC for the periods and in the places required by Rule 31a-2 under the 1940 Act.

         4.2 PFPC agrees that all such records prepared or maintained by PFPC under this Agreement are the property of the Fund and will be preserved, maintained and made available in accordance with Section 31 of the 1940 Act, and upon termination of this Agreement will be surrendered promptly to the Fund on and in accordance with the Administrator's reasonable request.

5.       ADMINISTRATOR INSTRUCTIONS.

         5.1 PFPC will have no liability when acting upon Written or Oral Instructions reasonably believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Administrator.

         5.2 At any time, PFPC may request Written Instructions from the Administrator and may seek advice from legal counsel for the Fund, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund. Written Instructions requested by PFPC will be provided by the Administrator within a reasonable period of time.

         5.3 PFPC, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Administrator only if said representative is an Authorized Person. The Administrator agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions when required by PFPC, and that the Administrator's failure to so confirm shall not impair in any respect PFPC's right to rely on Oral Instructions.

6.       COMPENSATION.

         6.1 PFPC shall not be required to pay any of the following expenses incurred by the Administrator or the Fund: membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; stock exchange listing fees; taxes and fees payable to Federal, state and other governmental agencies; fees of Board Members of the Fund who are not affiliated with PFPC; outside auditing expenses; outside legal expenses; Blue Sky registration or filing fees; or other expenses not specified in this Section 6.1 which may be properly payable by the Fund.

         6.2 As compensation for services rendered by PFPC during the term of this Agreement, the Administrator, on behalf of each of its Portfolios, will pay to PFPC a fee or fees as may be agreed to in writing from time to time by the Administrator and PFPC.

         6.3 In addition to those fees set forth in Section 6.2 above, the Administrator agrees to pay, and will be billed separately for, out-of-pocket expenses incurred by PFPC in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Exhibit C and incorporated herein. Exhibit C may be modified by written agreement between the parties. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by PFPC and approved by Administrator in the performance of its obligations hereunder.

         6.4 PFPC will bill the Administrator as soon as practicable after the end of each calendar month but no later than sixty (60) days after the end of such calendar month, and said billings will be detailed in accordance with the out-of-pocket schedule. The Administrator shall not be liable for any expenses not billed within sixty (60) days after the end of the calendar month that PFPC became aware of them. The Administrator will pay to PFPC the amount of such billing by Federal Funds Wire within sixty (60) days after the Administrator's receipt of said bill, unless the Administrator, acting in good faith, disputes all or any portion of the fees or expenses identified on PFPC's invoice. The Administrator shall promptly notify PFPC of any such disputed fees or expenses and shall remit to PFPC those fees and expenses that it does not, in good faith, dispute in accordance with timeframe set forth in the foregoing sentence. Upon resolution of any such dispute, the Administrator will promptly pay PFPC the amount mutually agreed, if any. In addition, PFPC may charge a service fee on any past due invoiced amounts equal to the lesser of (a) one and one half percent (1-1/2%) per month or (b) the highest interest rate legally permitted; provided that interest shall not accrue for the portion of the amount invoiced that the Administrator reasonably and in good faith disputes.

         6.5 The Administrator acknowledges that the fees that PFPC charges the Administrator under this Agreement reflect the allocation of risk between the parties, including the disclaimer of warranties in Section 9.3 and the limitations on liability and exclusion of remedies in Article 12. Modifying the allocation of risk from what is stated here would affect the fees that PFPC charges, and in consideration of those fees, the Administrator agrees to the stated allocation of risk.

7.       DOCUMENTS.

         In connection with the appointment of PFPC, the Administrator shall, on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for PFPC to prepare to perform its duties hereunder, deliver or caused to be delivered to PFPC the documents set forth in the written schedule of Fund Documents annexed hereto as Exhibit D. In addition, the Administrator shall provide to PFPC with such documents as PFPC may reasonably request in order for PFPC to perform its duties hereunder.

8.       FUND ACCOUNTING SYSTEM.

         8.1 PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Administrator herein (the "PFPC System").

9.       REPRESENTATIONS AND WARRANTIES.

         9.1      PFPC represents and warrants to the Administrator that:

                  (a) it is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts;

                  (b) it is empowered under applicable laws and by its articles of incorporation and by-laws to enter into and perform this Agreement;

                  (c) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement; and

                  (d) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

         9.2 The Administrator represents and warrants to PFPC that:

                  (a) it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

                  (b) it is empowered under applicable laws and by its limited liability company agreement to enter into this Agreement;

                  (c) all corporate proceedings required by said limited liability company agreement and applicable laws have been taken to authorize it to enter into this Agreement; and

                  (d) a registration statement under the 1933 Act and the 1940 Act on behalf of each of the Portfolios is currently, or prior to the effective date of this Agreement will be, effective and will after becoming effective remain effective.

         9.3 THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, PFPC DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE COMPANY OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. PFPC DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

10.      INDEMNIFICATION.

         10.1 The Administrator shall indemnify, defend and hold PFPC harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against PFPC or for which PFPC may be held to be liable in connection with this Agreement or PFPC's performance hereunder (a "Claim"), unless such Claim resulted from a negligent act or omission to act, willful misconduct or bad faith by PFPC in the performance of its duties hereunder.

         10.2 PFPC shall indemnify, defend and hold the Administrator and the Fund and its Portfolios harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Administrator or the Fund or its Portfolios or for which the Administrator or the Fund or its Portfolios may be held to be liable in connection with this Agreement or the improper or unauthorized use of the PFPC System (a "Claim") provided that such Claim resulted from a negligent act or omission to act, willful misconduct or bad faith by PFPC in the performance of its duties hereunder or the breach of representation or warranty of PFPC made herein or PFPC's refusal or failure to comply with the terms of the Agreement.

         10.3 In any case in which one party (the "Indemnifying Party") may be asked to indemnify or hold the other party (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party under this Agreement, although the failure to do so shall not prevent recovery by the Indemnified Party, and shall keep the Indemnifying Party advised with respect to all developments concerning such situation; provided, however, that the failure to provide such notice shall not materially adversely affect the Indemnifying Party. The Indemnifying Party shall have the option to defend the Indemnified Party against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. The Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Article 10 shall survive the termination of this Agreement.

         10.4 Any claim for indemnification under this Agreement must be made prior to the earlier of:

                  (a) one year after the Indemnified Party becomes aware of the event for which indemnification is claimed; or

                  (b) one year after the earlier of the termination of this Agreement or the expiration of the term of this Agreement.

         10.5 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 10 shall be the Indemnified Party's sole and exclusive remedy for claims or other actions or proceedings to which the Indemnifying Party's indemnification obligations pursuant to this Article 10 may apply.

11.      STANDARD OF CARE.

         11.1 PFPC shall at all times act in good faith and agrees to use commercially reasonable efforts to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Administrator or the Fund or its Portfolios unless said errors are caused by PFPC's own negligence, bad faith or willful misconduct or that of its employees.

         11.2 Neither party may assert any cause of action against the other party under this Agreement that accrued more than two (2) years prior to the filing of the suit (or commencement of arbitration proceedings) alleging such cause of action.

         11.3 Each party shall have the duty to mitigate damages for which the other party may become responsible.

12.      CONSEQUENTIAL DAMAGES.

         NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY TO THIS AGREEMENT, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.      TERM AND TERMINATION.

         13.1 This Agreement shall be effective on the date first written above. This Agreement shall continue until terminated by the Administrator or by PFPC on sixty (60) days' prior written notice to the other party. All expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor administration services agent(s) (and any other service provider(s)), and all reasonable trailing expenses incurred by PFPC, will be borne by (i) the Administrator or (ii) PFPC, but only if the Administrator has not breached this Agreement and the Agreement is terminated by PFPC. At the time of termination, all outstanding fees and expenses billed to date shall be paid by the Administrator prior to the release of data to the successor service provider. PFPC shall bill the Administrator for all outstanding fees and expenses that were accrued but not yet billed as of termination and for all deconversion and trailing expenses within sixty (60) days of the termination of the Agreement and shall be paid by the Administrator within sixty (60) business days of receipt of such billing unless the Administrator, acting in good faith, disputes all or any portion of the fees or expenses identified on PFPC's invoice. The Administrator shall promptly notify PFPC of any such disputed fees or expenses and shall remit to PFPC those fees and expenses that it does not, in good faith, dispute in accordance with timeframe set forth in the foregoing sentence. Upon resolution of any such dispute, the Administrator will promptly pay PFPC the amount mutually agreed, if any.

14.      ADDITIONAL PORTFOLIOS

         14.1 In the event that the Fund establishes one or more Portfolios in addition to those identified in Exhibit A, with respect to which the Administrator desires to have PFPC render services as administrator under the terms hereof, the Administrator shall so notify PFPC in writing, and if PFPC agrees in writing to provide such services, Exhibit A shall be amended to include such additional Portfolios.

15.      CONFIDENTIALITY.

         15.1 The parties agree that the Proprietary Information (defined below) and the fees payable in connection with this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensors. The Administrator and PFPC shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential Information of the other as it would exercise to protect its own confidential information of a similar nature. The Administrator and PFPC shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Administrator and PFPC may, however, disclose Confidential Information to their respective parent corporation, their respective affiliates, their subsidiaries and affiliated companies and employees, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed in breach of this Agreement. The Administrator and PFPC may also disclose the Confidential Information to independent contractors, auditors, and professional advisors, provided they first agree in writing to be bound by the confidentiality obligations substantially similar to this Section 15.1. Notwithstanding the previous sentence, in no event shall either the Administrator or PFPC disclose the Confidential Information to any competitor of the other without specific, prior written consent.

         15.2 Proprietary Information means:

                  (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Administrator or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

                  (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Administrator or PFPC a competitive advantage over its competitors; and

                  (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

         15.3 Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

         15.4 The obligations of confidentiality and restriction on use herein shall not apply to any Confidential Information that a party proves:

                  (a) Was in the public domain prior to December 29, 1997 or subsequently came into the public domain through no fault of such party; or

                  (b) Was lawfully received by the party from a third party free of any obligation of confidence to such third party, provided that, as far as such party is aware, such third party has no obligation of confidence relating to such confidential information; or

                  (c) Was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; or

                  (d) Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the other party as much advance notice of the possibility of such disclosure as practical so the other party may attempt to stop such disclosure or obtain a protective order concerning such disclosure; or

                  (e) Is relevant to a claim or cause of action between the parties hereto or to the defense of any claim or cause of action asserted against the receiving party; or

                  (f) Is required to be disclosed by law, rule or regulation; or

                  (g) Is subsequently and independently developed by employees, consultants or agents of the party without reference to the Confidential Information disclosed under this Agreement.

16.      FORCE MAJEURE.

         No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, terrorist activities, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or (v) nonperformance for any cause beyond the reasonable control of such party, which may include nonperformance of a third party or failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

17.      ASSIGNMENT AND SUBCONTRACTING.

         This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that PFPC may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business. PFPC may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by PFPC; provided, however, that PFPC may not engage subcontractors to perform the obligations contained in this Agreement to be performed by PFPC without the prior written consent of the Administrator. In the event that PFPC shall engage any subcontractors, PFPC shall remain responsible for the acts and omissions of such subcontractors to the same extent as if PFPC had performed such acts and omissions under this Agreement.

18.      ARBITRATION.

         a. Arbitration of Disputes. The parties shall attempt to settle disputes arising out of or relating to this Agreement or the breach thereof (a "Dispute") by a meeting of a designated representative of each of the parties involved in such dispute within ten (10) days after a request by either of the parties to the other party asking for the same. If such Dispute cannot be settled at this meeting, the parties shall submit the Dispute to binding arbitration pursuant to and in accordance with the AAA Commercial Arbitration Rules, and where applicable, the Supplementary Rules for Large Complex Disputes, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator will be chosen by mutual agreement of the parties. Any arbitrator(s) appointed shall be experienced and knowledgeable regarding financial services transactions. Such arbitration shall be conducted in a mutually acceptable location. The procedures specified herein shall be the sole and exclusive procedures for the resolution of Disputes; provided, however, that a party may seek provisional or ancillary remedies, such as preliminary injunctive relief, from a court having jurisdiction, before, during or after the pendency of any arbitration proceeding. The institution and maintenance of any action for such judicial relief, or pursuit of provisional or ancillary remedies, shall not constitute a waiver of the right or obligation of any party to submit any claim or dispute to arbitration. All applicable statutes of limitations shall be tolled once a request for a meeting as described in the first sentence of this Section 18(a) is made and until thirty (30) days following the conclusion of the final meeting conducted pursuant to this request. The parties shall take such action, if any, required to effectuate such tolling.

         b. Motion Practice. In any arbitration hereunder, the arbitrator(s) shall decide (by documents only or with a hearing, at the arbitrator's discretion) any pre-hearing motions which are substantially similar to pre-hearing motions to dismiss for failure to state a claim or motions for summary adjudication.

         c. Discovery. Discovery shall be limited to the pre-hearing exchange of all documents which each party intends to introduce at the hearing and any expert reports prepared by any expert who will testify at the hearing.

         d. Sequential Hearing Days. At the administrative conference conducted by the AAA, the parties and the AAA shall determine how to ensure that the hearing is started and completed on sequential hearing days. Potential arbitrators shall be informed of the anticipated length of the hearing and they shall not be subject to appointment unless they agree to abide by the parties' intent that, absent exigent circumstances, the hearing shall be conducted on sequential days.

         e. Award. The award of the arbitrator(s) shall be accompanied by a statement of the reasons upon which such award is based.

         f. Fees and Expenses. The parties shall each bear equally all fees and costs and expenses of the arbitration, and each party shall bear its own legal fees and expenses and the costs of its experts and witnesses; provided, however, that if the arbitration panel shall award to a party substantially all amounts sought by such party, then, notwithstanding any applicable governing law provisions, the other party shall pay all costs, fees and expenses incurred by the prevailing party and such costs, fees and expenses shall be included in such award.

         g. Confidentiality of Disputes. The entire procedure shall be confidential and none of the parties nor arbitrator(s) may disclose the existence, content, or results of any arbitration hereunder without the written consent of all parties to the Dispute, except (i) to the extent disclosure is required to enforce any applicable arbitration award or may otherwise be required by law and (ii) that either party may make such disclosures to its regulators, auditors, accountants, attorneys and insurance representatives. No conduct, statements, promises, offers, views, or opinions of any party involved in an arbitration hereunder shall be discoverable or admissible for any purposes in litigation or other proceedings involving the parties to the Dispute and shall not be disclosed to anyone not an agent, employee, expert, witness, or representative for any of such parties.

19.      NOTICE.

         Any notice or other instrument authorized or required by this Agreement to be given in writing to the Administrator or PFPC, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                  To the Administrator:

                  Undiscovered Managers, LLC
                  700 North Pearl Street
                  Suite 1625
                  Dallas, TX  75201
                  Attention:  Mark P. Hurley

                  To PFPC:

                  PFPC Inc.
                  400 Bellevue Avenue
                  Wilmington, Delaware 19809
                  Attention:  President

                  with a copy to PFPC's General Counsel.

20.      GOVERNING LAW/VENUE.

         The laws of the Commonwealth of Massachusetts, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this Agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and PFPC and the Administrator hereby submit themselves to the exclusive jurisdiction of those courts.

21.      COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

22.      CAPTIONS.

         The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

23.      PUBLICITY.

         Neither PFPC nor the Administrator shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

24.      RELATIONSHIP OF PARTIES/NON-SOLICITATION.

         24.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

25.      ENTIRE AGREEMENT; SEVERABILITY.

         25.1 This Agreement, including Addenda, and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements (including the Superceded Agreement), contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against a party unless said writing is executed by a Senior Vice President, Executive Vice President, or President of such party. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

         25.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.


                                    UNDISCOVERED MANAGERS, LLC

                                    By: /s/ MARK P. HURLEY
                                       ----------------------------------------

                                    Name: Mark P. Hurley
                                         --------------------------------------

                                    Title: Chairman and CEO
                                          -------------------------------------



                                    PFPC INC.

                                    By: /s/ NEAL J. ANDREWS
                                       ----------------------------------------

                                    Name: Neal J. Andrews
                                         --------------------------------------

                                    Title: SVP
                                          -------------------------------------

                                    EXHIBIT A


                        Undiscovered Managers Behavioral Growth Fund
                        Undiscovered Managers Mid-Cap Value Fund
                        Undiscovered Managers REIT Fund
                        Undiscovered Managers Small Cap Value Fund
                        Undiscovered Managers Special Small Cap Fund
                        Undiscovered Managers Behavioral Value Fund
                        UM Merger & Acquisition Fund
                        UM Small Cap Growth Fund

                                    EXHIBIT B

                                 DUTIES OF PFPC


FUND ACCOUNTING SERVICES

PFPC will provide the Fund with fund accounting and bookkeeping services (including the maintenance of such accounts, books and records of the Fund as may be required by Section 31(a) of the 1940 Act and the rules thereunder) as follows:

         o        Daily, Weekly, and Monthly Reporting;

         o        Portfolio and General Ledger Accounting;

         o        Daily Valuation of all Portfolio Securities;

         o        Daily Valuation and NAV Calculation;

         o        Comparison of NAV to market movement;

         o Review of price tolerance/fluctuation report to market movements and events;

         o        Security trade processing;

         o Weekly cost monitoring along with market-to-market valuations in accordance with Rule 2a-7;

         o        Daily cash reconciliation with the custodian bank;

         o Daily updating of price and distribution rate information to the Transfer Agent/Insurance Agent;

         o        Daily support and report delivery to Portfolio Management;

         o        Daily calculation of Portfolio advisor fees and waivers;

         o        Daily calculation of distribution rates;

         o Daily maintenance of each Portfolio's general ledger including expense accruals;

         o        Daily NAV per share notification to other vendors as required;

         o        Calculation of 30-day SEC yields and total return;

         o        Preparation of month-end reconciliation package;

         o        Monthly reconciliation of Portfolio expense records;

         o        Application of monthly pay down gain/loss;

         o        Preparation of all annual and semi-annual audit work papers;
                  and

         o Calculation of performance data of the Fund and its Portfolios for dissemination to information services covering the investment company industry.

FUND ADMINISTRATION SERVICES

PFPC will provide the Fund with fund administration services as follows:

         o        Expense Accrual Monitoring;

         o        Determination of Dividends;

         o Prepare materials for review by the Board, e.g., 2a-7, 10f-3, 17a-7, 17e-1, Rule 144a;

         o Advising the Fund and its Board of Directors on matters concerning the Fund and its affairs;

         o Tax services, including monitoring and advising the Fund and the Portfolios on their regulated investment company status under the Internal Revenue Code;

         o Preparing reports to the Fund's shareholders of record and the SEC including, but not necessarily limited to, Annual Reports and Semi-Annual Reports on Form N-SAR. Charges incurred by financial printers for the preparation of shareholder reports and filing with the SEC via EDGAR will be preapproved by the Administrator and paid directly by the Fund. PFPC will bear the cost of change pages due to mistakes made by PFPC;

         o Preparing and filing the Fund's tax returns and providing shareholder tax information to the Fund's transfer agent;

         o Assisting the Adviser, at the Adviser's request, in monitoring and developing compliance procedures for the Fund which will include, among other matters, procedures to assist the Adviser in monitoring compliance with each Portfolio's investment objective, policies, restrictions, tax matters and applicable laws and regulations;

         o Supervising the Fund's transfer agent with respect to the payment of dividends and other distributions to Shareholders; and

         o Assisting with the design, development and operation of the Portfolios, including new classes, investment objectives, policies and structure.

BLUE SKY SERVICES

PFPC will provide the Fund with Blue Sky services as follows:


         o Effecting and maintaining, as the case may be, the registration of Shares of the Fund for sale under the securities laws of the jurisdictions listed in the Written Instructions of the Administrator, which instructions will include the amount of Shares to be registered as well as the warning threshold to be maintained. PFPC shall monitor the issuance of such Shares and take cognizance of the applicable laws relating to the issue or sale of such Shares;

         o Filing with each appropriate jurisdiction the appropriate materials relating to the Fund. The Administrator shall be responsible for providing such materials to PFPC, and PFPC shall make such filings promptly after receiving such materials;

         o Providing to the Administrator quarterly reports of sales activity in each jurisdiction in accordance with the Written Instructions of the Administrator. Sales will be reported by shareholder residence. Trades through National Securities Clearing Corporation and order clearance will be reported by dealer state of residence. Trades by omnibus accounts will be reported by trustee state of residence in accordance with the Written Instructions of the Administrator outlining the entities which are permitted to maintain omnibus positions with the Fund; and

         o In the event sales of Shares in a particular jurisdiction reach or exceed the warning levels provided in the Written Instructions of the Administrator, PFPC will promptly notify the Administrator with a recommendation of the amount of Shares to be registered in such jurisdiction and the fee for such registration. PFPC will not register additional Shares in such jurisdiction unless and until PFPC shall have received Written Instructions from the Administrator to do so.

REGULATORY ADMINISTRATION SERVICES

PFPC will provide the Fund with regulatory administration services as follows:

         o Assist in maintaining corporate records of Fund in its state of organization as requested;

         o Develop and maintain calendar of annual and quarterly board approvals and regulatory filings;

         o Prepare notice, agenda, memoranda, resolutions and background materials for legal approval at quarterly board meetings; attend meetings; make presentations where appropriate; prepare minutes; follow up on issues;

         o Provide support for one special board meeting per year and written consent votes where needed;

         o        Prepare and file Rule 24f-2 Notices;

         o        Prepare and file Form N-SAR;

         o Review and coordinate filings via EDGAR Annual and Semi-Annual Financial Reports;

         o Communicate significant regulatory or legislative developments to Fund management and directors and provide related planning assistance where requested;

         o Consult with Fund management regarding portfolio compliance and Fund corporate and regulatory issues where requested;

         o        Maintain effective communication with outside counsel;

         o Coordinate the printing and mailing process with outside printers for customer annual and semi-annual shareholder publications;

         o Assist in obtaining D&O/E&O insurance and fidelity bond coverage for the Fund;

         o Coordinate the mailing and collection of forms for the Fund Code of Ethics reporting of access persons of Sub-Advisors and provide such reports to Adviser for compliance testing by the Adviser;

         o        Maintain completed forms relating to the Code of Ethics; and

         o Prepare notice, agenda, memoranda and background materials for special board meetings, make presentations where appropriate, prepare minutes and follow up on issues.

         SPECIAL SERVICES:

PFPC will provide the following special services (which will be provided for additional fees above the annual sub-administration fee as agreed from time to time):

         o    Assist in managing SEC audits of the Fund;

         o Review sales material and advertising for Fund sec and NASD compliance;

         o Coordination of registration of the Fund with National Securities Clearing Corporation ("NSCC") and filing required Fund/SERV reports with NSCC;

         o    Assist in Portfolio conversion
                  Coordinate time and responsibility schedules
                  Draft notice, agenda, memoranda, resolutions and background materials for board approval;

         o Assist in new Portfolio start-up (to the extent requested) Coordinate time and responsibility schedules
                  Prepare Fund corporate documents (MTA/by-laws) Draft/file registration statement (including investment objectives/policies and prospectuses)
                  Respond to and negotiate SEC comments
                  Draft notice, agenda and resolutions for organizational meeting; attend board meeting; make presentations where appropriate; prepare minutes and follow up on issues;

         o Prepare proxy material for special meetings (including fund merger documents);

         o Prepare PEA for special purposes (e.g., new funds or classes, changes in advisory relationships, mergers, restructurings); and

         o    Assist in extraordinary non-recurring projects
                  Arrange CDSC financial programs
                  Prospectus simplification Profile prospectuses
                  Exemptive order applications.

                                    EXHIBIT C

                             OUT-OF-POCKET EXPENSES


Out-of-pocket expenses include, but are not limited to, the following:


Microfiche/microfilm production                         Charges are $0.006 per image, $0.30 per fiche page
                                                        as applicable.

Magnetic media tapes and freight                        Magnetic tapes can be used for various reasons. For
                                                        instance, tapes are created with shareholder names
                                                        and addresses to be used for shareholder mailings.
                                                        Also, tapes can be created from the shareholder
                                                        data base for marketing projects.  The costs of
                                                        these will vary by project.

Printing costs, including certificates, envelopes,      Costs incurred from outside vendor for printing
checks and stationery                                   stock.  Will work with you to determine your needs,
                                                        and will get estimates approved by you.  Since most
                                                        accounts will be supported by brokers etc. who will
                                                        statement their own accounts, these costs should be
                                                        minimal.

Postage                                                 US Postal Service fees to mail statements,
                                                        confirms, checks etc. to shareholders.

Due diligence mailings                                  Expenses include the cost of printing, inserting and
                                                        postage for required IRS shareholder mailings: W9,
                                                        B-notice, W8, Date of Birth, and TEFRA. Costs vary by
                                                        project.

Telephone and communication costs, including all        Applicable for:
lease, maintenance and line costs                       1.) Line charges associated with 800 number, if
                                                        such 800 number is provided.
                                                        2.) Line charges associated with remote access to
                                                        our systems.  Costs are dependent upon method of
                                                        access to PFPC's system(s).

Ad hoc/Customized reports                               Systems work for any special reporting needs you may
                                                        have is $135/ person hour. Prototype reports will be
                                                        provided to the Administrator. These costs are
                                                        approved by the Fund prior to work being done.

Proxy solicitations, mailings and tabulations           Costs vary by project, and are bid as such.

Daily and distribution advice mailings                  Not applicable

Duplicating services                                    If we have to use a service to produce large
                                                        quantities of materials, such as for a Board meeting,
                                                        we will pass along the charges to you. This rarely
                                                        happens, and when it does, the charges are small.

Print/mail charges                                      See fee schedule included in the Transfer Agency and
                                                        Services Agreement between PFPC and the Fund. Given
                                                        that we will not produce many confirms, statements
                                                        etc., this should not be very costly.

Courier services                                        If at your request, we need to courier, or overnight,
                                                        mail, we will pass along the charges from the
                                                        overnight service.

Incoming and outgoing wire charges                      $6 per incoming wire. $8 per outgoing wire.

Charges for check clearance                             Charged through bank services (Boston Safe Deposit and
                                                        Trust).

Overtime, as approved by Fund                           If the Fund wants special programs (for example
                                                        telephone calling or mailing programs) that require
                                                        non-exempt PFPC employees to work overtime, we will
                                                        pass along those costs.

Temporary staff, as approved by Fund                    If any program requires PFPC to hire temporary staff,
                                                        we will pass those costs along to you.

Record retention, retrieval and destruction costs,      Costs dependent upon arrangement with archive
including, but not limited to exit fees charged by      vendor. Typical cost estimated at $0.13 per archive
third party record keeping vendors.                     carton per month, for retention, and $50 retrieval
                                                        charge.  Most information is on image, and we do
                                                        not need to retrieve from archives.  However, we
                                                        still retain all hard copy records.

Third party audit reviews.                              Clients share pro-rata in the cost of preparing a
                                                        SAS-70 (transfer agent).  The cost is $0.10 per
                                                        account which is more than off-set the reduced
                                                        audit fees charged to the Fund.

Ad hoc SQL time                                         SQL is a reporting system that allows PFPC clients
                                                        to run their own queries and reports off of the
                                                        transfer agent system.  The cost for running these
                                                        reports is charged back at $1,000 per CPU
                                                        hour(computer processing usage). Most adhocs take
                                                        very few minutes to run.

Fund Insurance                                          Cost of Fidelity Bond and Errors and Omission policy
                                                        for the Fund. Costs dependent upon number and size of
                                                        portfolios. The Fund's Adviser bears its portion of
                                                        the cost directly.

Such other miscellaneous expenses reasonably incurred   Costs will vary and will be discussed with you.
by PFPC in performing its duties and responsibilities
under this Agreement.

Delivery costs of Board meeting materials and other     Dependent upon number of members in Board and their
materials to the Board of Directors and service         location.
providers (including overnight or other courier
services)

Telecommunications charges (including fax) with         Costs for long distance phone and fax calls are
respect to communications with the Board of             dependent upon number of members in Board and their
Directors, officers and service providers.              location.

Duplicating charges with respect to filings with        If volumes are large enough that we have to use an
federal and state authorities and board meeting         outside service, costs will be passed back to the
materials                                               Fund. (For example, cost of copying N1A filings
                                                        for each state)

Travel to and from board meeting and other meetings     PFPC staff will only travel to board meetings if
with Fund management                                    express approval is granted by Administrator.
                                                        Expenses for our staff, when required to attend
                                                        board meetings, will be billed back to the Fund.
                                                        Expenses for other employees of PFPC will not be.

Pricing services                                        We use a variety of outside vendors. Currently charged
                                                        at $0.10 per equity, $0.50 per bond, $0.50 per money
                                                        instrument and $1.00 other.

Forms and supplies for the preparation of Board         Costs of binders, duplication, mailing etc. for
meetings and other meetings with fund management        Board books will be passed back to the Fund.
                                                        Underlying detail of such charges will be provided.

Vendor set-up charges for blue sky services             One time charge of $4,000 to develop interface between
                                                        transfer agent system and blue sky system.

Customized programming requests                         Usually for custom reports. Billed at $135/hour. These
                                                        costs are approved by the Administrator prior to being
                                                        incurred.

Blue sky filing or registration fees                    Fees charged by states will be passed back to the
                                                        Fund.

COLD storage costs                                      Digital storage of shareholder documentation and
                                                        systems reports. Alternative to microfilm/microfiche.
                                                        Costs are $0.008 per page.

Document retrieval costs                                Dependent upon storage facility.

Vendor pricing comparison                               Occurs when advisor requests additional price
                                                        information on a security from second pricing vendor.
                                                        Costs for this will vary depending upon type of
                                                        security, number of securities, and number of days
                                                        needed.

Manual pricing.                                         In the event that either the advisor does not accept a
                                                        vendors price on a security, or a price for a security
                                                        is unavailable from pricing vendor, an additional cost
                                                        may be incurred to get price from independent broker.

Financial printing and EDGAR filing charges.            Charges incurred by a third party financial printer
                                                        for typesetting, printing and preparation and
                                                        filing of documents via EDGAR will be passed
                                                        through at cost.


         The Administrator agrees that postage and mailing expenses, if any, will be paid on the day of or prior to mailing as agreed with PFPC. In addition, the Administrator will promptly reimburse PFPC for any other unscheduled expenses incurred by PFPC whenever the Administrator and PFPC mutually agree that such expenses are not otherwise properly borne by PFPC as part of its duties and obligations under the Agreement.

                                    EXHIBIT D

                                 FUND DOCUMENTS

o    Certified copy of the Articles of Incorporation of the Fund, as amended

o    Certified copy of the By-laws of the Fund, as amended

o Specimens of the certificates for Shares of the Fund, if applicable, in the form approved by the Board of Directors of the Fund, with a certificate of the Secretary of the Fund as to such approval

o All account application forms and other documents relating to Shareholder accounts or to any plan, program or service offered by the Fund

                                    EXHIBIT E

                              PERFORMANCE STANDARDS


Fund Accounting

          o Investment advisor and Sub-Advisers will be notified of their cash positions by 9:30 a.m. Eastern Time daily

          o    Securities positions will be reconciled daily with Custodian

          o Fund share prices will be accurate assuming that pricing received from pricing services and corporate actions from Custodian are accurate

          o Daily bulletin will be released by 6:30 p.m. Eastern Time daily assuming all independent prices are received from vendors

          o Prices for all Portfolios will be submitted to NASDAQ by deadline for publication in newspapers

          o Distribution information on record date and payable date will be accurately reported and NAV will be correctly calculated.

The above-referenced standards will be adhered to at least 98% of the time measured on a monthly basis.

Fund Administration

          o All tax, compliance, fund reporting and regulatory deadlines will be met and will be accurate

The above-referenced standard will be met 100% of the time.


          o PFPC's board materials will be mailed 10 days prior to the board meeting

          o Investment advisors and sub-advisors will be notified in the daily compliance report at pre-determined tolerances of potential compliance violations

          o Fund expense budget and reimbursement analysis will be completed and reviewed with the Fund monthly

The above-referenced standards will be adhered to at least 98% of the time measured on a monthly basis.

                           AUTHORIZED PERSONS APPENDIX


NAME (TYPE)                                    SIGNATURE


Mark P. Hurley
---------------------------------              ------------------------------

Tricia Duncan
---------------------------------              ------------------------------

Yvonne Kanner
---------------------------------              ------------------------------

---------------------------------              ------------------------------

---------------------------------              ------------------------------

---------------------------------              ------------------------------

---------------------------------              ------------------------------